EXHIBIT 99.1

RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2019 RESULTS

NEW YORK--(BUSINESS WIRE)—July 31, 2018-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $1.31 on a reported basis and $1.54 on an adjusted basis, excluding restructuring-related and other charges, for the first quarter of Fiscal 2019. This compared to earnings per diluted share of $0.72 on a reported basis and $1.11 on an adjusted basis, excluding restructuring-related and other charges, for the first quarter of Fiscal 2018.

“I continue to be inspired and energized by the passion our teams have for our brand and our Company,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “This passion along with Patrice’s partnership over the last year, the clear plan he and the team laid out in June, and the initial progress in this quarter, give me confidence in our future as we celebrate 50 years in business.”

“We are off to an encouraging start to the new fiscal year on both the top and the bottom line. Our teams around the world are fully engaged and focused on executing the Next Great Chapter plan we shared at our recent Investor Day,” said Patrice Louvet, President and Chief Executive Officer. “Guided by our three core principles of putting the consumer at the center of all we do, elevating and energizing our brand and balancing productivity and growth, we are on track to return the Company to long-term, sustainable growth and value creation.”

We delivered across the following strategic initiatives in the first quarter of Fiscal 2019:

•	Win Over a New Generation of Consumers
o
Increased marketing investment by about 20% to last year, primarily through our Spring Polo campaign featuring our iconic white Polo shirt, which drove strong growth in global polo shirt sales including double-digit growth in men’s

o	Continued to shift marketing investment towards digital and social media channels, with an emphasis on influencers, increasing our reach with new consumers
o	Elevated our brand voice with CP93 Limited Edition launch and amplification of our sponsorship of Wimbledon
•	Energize Core Products and Accelerate Under-Developed Categories
o	Renewed our core styles and focused on our icons, driving sequential improvement in the sell-out trend for the Spring/Summer season
o	Average unit retail across our direct-to-consumer network was up 8% through improved full price selling and lower discounts
o	Under-developed categories outpaced overall growth, led by denim and outerwear
•	Drive Targeted Expansion in Our Regions and Channels
o	Strong growth in international markets, including Asia revenue up 19%, with strength across Japan, South Korea and China, and Europe up 8% in the first quarter
o
Delivered 6% constant currency comp growth and expanded our store network in Asia, driven by eight new points of distribution in China in the first quarter which puts us on track to open more than 50 new points of distribution in China in Fiscal 2019

•	Lead With Digital
o	Digital sales outpaced overall growth and on track to achieve our long term goals
o	Upgraded our European digital commerce platform, significantly improving the consumer experience, and continued to enhance the functionality of our North America site including improved product detail pages, 360-degree product videos and automated product recommendations
•	Operate With Discipline to Fuel Growth
o	Gross margin was up 120 basis points with lower discount rates
o	Adjusted operating expenses, excluding our marketing investment and the impact of foreign currency, were up only modestly to last year

First Quarter Fiscal 2019 Income Statement Review

Net Revenue. In the first quarter of Fiscal 2019, revenue increased by 3% to $1.4 billion on a reported basis and was up 1% in constant currency, driven by Asia and Europe. Foreign currency benefited revenue growth by approximately 210 basis points in the first quarter.

Revenue performance for the Company’s reportable segments in the first quarter compared to the prior year period was as follows:

•
North America Revenue. North America revenue in the first quarter decreased 2% on both a reported and constant currency basis to $698 million. North America wholesale revenue declined primarily due to deliberate actions to improve quality of sales and exits from lower quality distribution. In retail, comparable store sales in North America were down 3% in constant currency, driven by a 3% decline in brick and mortar stores and a 2% decline at ralphlauren.com. Excluding the impact of Easter timing, comparable store sales in North America were approximately flat to last year. The comparable store sales decline at ralphlauren.com represents a significant sequential improvement, in line with our expectations.

•
Europe Revenue. Europe revenue in the first quarter increased 8% to $351 million on a reported basis and 2% in constant currency. Europe wholesale revenue grew, partially due to a shift in timing of shipments. In retail, comparable store sales in Europe were down 8% on a constant currency basis, as a 9% decline in brick and mortar stores, related to assortment and inventory challenges, was partly offset by a 2% increase in digital commerce.

•
Asia Revenue. Asia revenue in the first quarter increased 19% to $248 million on a reported basis and increased 16% in constant currency, driven by strength in both retail and wholesale channels. Comparable store sales in Asia increased 6% in constant currency, reflecting growth in both brick and mortar and digital commerce operations.

Gross Profit. Gross profit for the first quarter of Fiscal 2019 was $896 million and gross margin was 64.4%, 120 basis points above the prior year.

The gross margin increase was driven by initiatives to improve quality of sales through reduced promotional activity and improved pricing as well as favorable product mix. Foreign currency benefited gross margin by 10 basis points in the first quarter.

Operating Expenses. Operating expenses in the first quarter of Fiscal 2019 were $766 million on a reported basis, including $24 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $742 million, up 4% to prior year driven by 21% growth in planned marketing investment. Excluding marketing and the impact of foreign currency, adjusted operating expenses were up slightly to last year.

Adjusted operating expense rate was 53.3%, 30 basis points above the prior year period, excluding restructuring-related and other charges. This increase was due to the increased marketing investment and an unfavorable geographic and channel mix shift, as a greater portion of our revenue was generated by our international retail businesses, which typically carry a higher operating expense rate.

Operating Income. Operating income for the first quarter of Fiscal 2019 was $130 million on a reported basis, including restructuring-related and other charges of $24 million, and operating margin was 9.4%. Adjusted operating income was $154 million and adjusted operating margin was 11.1%, 90 basis points above the prior year, excluding restructuring-related and other charges from both periods, driven by gross margin expansion. Foreign currency benefited operating margin by 20 basis points in the first quarter.

•
North America Operating Income. North America operating income in the first quarter was $160 million on both a reported and adjusted basis. Adjusted North America operating margin was 22.9%, up 150 basis points from last year.

•
Europe Operating Income. Europe operating income in the first quarter was $74 million on both a reported and adjusted basis. Adjusted Europe operating margin was 21.1%, flat to the prior year period. In constant currency, the adjusted operating margin declined by 10 basis points.

•
Asia Operating Income. Asia operating income in the first quarter was $43 million on both a reported and adjusted basis. Adjusted Asia operating margin was 17.3%, up 280 basis points to the prior year and 290 basis points higher in constant currency.

Net Income and EPS. On a reported basis, net income in the first quarter of Fiscal 2019 was $109 million or $1.31 per diluted share. On an adjusted basis, net income was $128 million, or $1.54 per diluted share, excluding restructuring-related and other charges. This compared to net income of $60 million, or $0.72 per diluted share on a reported basis, and net income of $91 million, or $1.11 per diluted share on an adjusted basis, for the first quarter of Fiscal 2018.

In the first quarter of Fiscal 2019, the Company had an effective tax rate of 18% on both a reported and adjusted basis, excluding restructuring and related other charges. This compared to a reported and an adjusted effective tax rate of 31% and 32%, respectively, in the prior year period. The year-over-year decline is primarily driven by the effects of stock-based compensation and the lower U.S. federal income tax rate as a result of tax reform.

Balance Sheet and Cash Flow Review

The Company ended the first quarter of Fiscal 2019 with $2.1 billion in cash and short and long term investments and $587 million in total debt, compared to $1.7 billion and $590 million, respectively, at the end of the first quarter of Fiscal 2018.

Inventory at the end of the first quarter of Fiscal 2019 was $890 million, up 3.5% compared to the prior year period, reflecting investments to support store expansion. The Company continues to improve operating processes, including moving towards a demand driven supply chain.

The Company repurchased approximately $100 million of Class A Common Stock during the first quarter. Approximately $1 billion remained available under the Company’s authorized share repurchase programs at the end of the first quarter.

Full Year Fiscal 2019 and Second Quarter Outlook

The full year Fiscal 2019 and second quarter guidance excludes restructuring-related and other charges, as described in the “Non-U.S. GAAP Financial Measures” section of this press release.

For Fiscal 2019, the Company now expects net revenue to be down slightly in constant currency. Foreign currency is expected to have minimal impact on revenue growth in Fiscal 2019.

The Company now expects operating margin for Fiscal 2019 to be up 40 to 60 basis points in constant currency driven by gross margin expansion. Foreign currency is expected to have minimal impact on operating margin in Fiscal 2019.

In the second quarter of Fiscal 2019, the Company expects net revenue to be flat to down slightly in constant currency. Foreign currency is expected to pressure revenue growth by approximately 30 to 50 basis points in the second quarter of Fiscal 2019.

Operating margin for the second quarter of Fiscal 2019 is expected to be up about 30 basis points in constant currency. Foreign currency is estimated to be a slight benefit to operating margin in the second quarter.

We expect the full year Fiscal 2019 tax rate to be approximately 21%. Second quarter of Fiscal 2019 tax rate is estimated at approximately 22%.

The Company continues to plan capital expenditures of approximately $275 million for Fiscal 2019.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, July 31st, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter 2019 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, July 31, 2018 through 6:00 P.M. Eastern, Tuesday, August 7, 2018 by dialing 203-369-3026 or 888-296-6941 and entering passcode 6498.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years,

Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year Fiscal 2019 and Second Quarter Outlook,” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe,” “can” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to open new retail stores, concession shops, and digital commerce sites in an effort to expand our direct-to-consumer presence; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platform; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the impact to our business resulting from the recently enacted U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act, including related changes to our tax obligations and effective tax rate in future periods, as well as the enactment-related charges that were recorded during Fiscal 2018 on a provisional basis based on a reasonable estimate and are subject to change, all of which could differ materially from our current expectations and/or investors' expectations; the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our intention to introduce new products or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	June 30,	March 31,	July 1,
	2018	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$532.3	$1,304.6	$830.4
Short-term investments	1,487.7	699.4	740.5
Accounts receivable, net of allowances	260.0	421.4	279.2
Inventories	890.0	761.3	859.9
Income tax receivable	37.3	38.0	77.5
Prepaid expenses and other current assets	342.8	323.7	299.2
Total current assets	3,550.1	3,548.4	3,086.7

Property and equipment, net	1,141.7	1,186.3	1,273.3
Deferred tax assets	70.7	86.6	141.4
Goodwill	928.7	950.5	924.2
Intangible assets, net	181.4	188.0	213.7
Other non-current assets(a)	162.7	183.5	174.7
Total assets	$6,035.3	$6,143.3	$5,814.0

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$10.1	$-
Current portion of long-term debt	299.0	298.1	-
Accounts payable	202.7	165.6	160.9
Income tax payable	45.4	30.0	36.6
Accrued expenses and other current liabilities	1,016.6	1,083.4	1,019.4
Total current liabilities	1,563.7	1,587.2	1,216.9

Long-term debt	288.0	288.0	590.4
Income tax payable	124.8	124.8	-
Non-current liability for unrecognized tax benefits	77.8	79.2	64.7
Other non-current liabilities	560.0	606.7	581.9
Total liabilities	2,614.3	2,685.9	2,453.9

Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,426.7	2,383.4	2,330.4
Retained earnings	5,805.4	5,752.2	5,770.8
Treasury stock, Class A, at cost	(4,711.0)	(4,581.0)	(4,578.3)
Accumulated other comprehensive loss	(101.4)	(98.5)	(164.1)
Total equity	3,421.0	3,457.4	3,360.1
Total liabilities and equity	$6,035.3	$6,143.3	$5,814.0

Net Cash (incl. LT Investments)	1,502.5	1,494.0	1,060.6
Cash & Investments (ST & LT)	2,089.5	2,090.2	1,651.0

Net Cash (excl. LT Investments)	1,433.0	1,407.8	980.5
Cash & ST Investments	2,020.0	2,004.0	1,570.9

(a) Includes non-current investments of:	$69.5	$86.2	$80.1

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	July 1,
	2018	2017

North America	$697.6	$709.7
Europe	350.6	323.5
Asia	248.0	209.1
Other non-reportable segments	94.4	104.8
Net revenues	1,390.6	1,347.1
Cost of goods sold	(494.9)	(495.9)
Gross profit	895.7	851.2
Selling, general, and administrative expenses	(741.9)	(714.4)
Impairment of assets	(1.3)	(9.7)
Restructuring and other charges	(22.4)	(36.8)
Total other operating expenses, net	(765.6)	(760.9)
Operating income	130.1	90.3
Interest expense	(4.4)	(5.0)
Interest income	9.2	2.0
Other expense, net	(2.0)	(0.5)
Income before income taxes	132.9	86.8
Income tax provision	(23.9)	(27.3)
Net income	$109.0	$59.5
Net income per share - Basic	$1.33	$0.73
Net income per share - Diluted	$1.31	$0.72
Weighted average shares outstanding - Basic	81.9	81.6
Weighted average shares outstanding - Diluted	83.3	82.5
Dividends declared per share	$0.625	$0.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Three Months Ended
	June 30,	July 1,
	2018	2017
Cash flows from operating activities:
Net income	$109.0	$59.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	70.3	72.9
Deferred income tax expense (benefit)	7.3	(14.7)
Non-cash stock-based compensation expense	21.5	21.6
Non-cash impairment of assets	1.3	9.7
Non-cash restructuring-related inventory charges	-	0.7
Other non-cash charges	5.8	2.0
Changes in operating assets and liabilities:
Accounts receivable	153.8	174.0
Inventories	(147.1)	(55.4)
Prepaid expenses and other current assets	(35.9)	(4.6)
Accounts payable and accrued liabilities	(0.1)	42.4
Income tax receivables and payables	19.4	8.7
Deferred income	(4.8)	0.6
Other balance sheet changes	30.1	16.8
Net cash provided by operating activities	230.6	334.2

Cash flows from investing activities:
Capital expenditures	(42.3)	(41.9)
Purchases of investments	(1,250.1)	(270.4)
Proceeds from sales and maturities of investments	469.8	187.4
Acquisitions and ventures	(4.5)	(3.6)
Net cash used in investing activities	(827.1)	(128.5)

Cash flows from financing activities:
Repayments of short-term debt	(9.9)	-
Payments of capital lease obligations	(5.7)	(6.2)
Payments of dividends	(40.6)	(40.5)
Repurchases of common stock, including shares surrendered for tax withholdings	(130.0)	(14.4)
Proceeds from exercise of stock options	21.8	0.1
Net cash used in financing activities	(164.4)	(61.0)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(18.8)	19.9
Net increase (decrease) in cash, cash equivalents, and restricted cash	(779.7)	164.6
Cash, cash equivalents, and restricted cash at beginning of period	1,355.5	711.8
Cash, cash equivalents, and restricted cash at end of period	$575.8	$876.4

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended June 30, 2018 and July 1, 2017 for each segment were as follows:

	Three Months Ended
	June 30,	July 1,
	2018	2017

Net revenues:
North America	$697.6	$709.7
Europe	350.6	323.5
Asia	248.0	209.1
Other non-reportable segments	94.4	104.8
Total net revenues	$1,390.6	$1,347.1

Operating income:
North America	$159.9	$150.5
Europe	73.9	67.1
Asia	42.7	30.2
Other non-reportable segments	30.8	33.0
	307.3	280.8

Unallocated corporate expenses	(154.8)	(153.7)
Unallocated restructuring and other charges	(22.4)	(36.8)
Total operating income	$130.1	$90.3

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

Three Months Ended
June 30, 2018 % Change
Constant Currency
North America
Digital commerce	(2%)
Excluding Digital commerce	(3%)
Total North America	(3%)

Europe
Digital commerce	2%
Excluding Digital commerce	(9%)
Total Europe	(8%)

Asia
Digital commerce	46%
Excluding Digital commerce	6%
Total Asia	6%
Total Ralph Lauren	(3%)

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	June 30, 2018	July 1, 2017	As Reported	Constant Currency
North America	$697.6	$709.7	(1.7%)	(1.8%)
Europe	350.6	323.5	8.4%	1.5%
Asia	248.0	209.1	18.6%	16.0%
Other non-reportable segments	94.4	104.8	(10.0%)	(10.1%)
Net revenues	$1,390.6	$1,347.1	3.2%	1.1%

RALPH LAUREN CORPORATION
Revenue by Sales Channel
(in millions)
(Unaudited)

	Three Months Ended
	June 30, 2018					July 1, 2017
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$310.1	$138.0	$12.6	$5.5	$466.2	$313.3	$115.6	$7.9	$6.0	$442.8
Retail	387.5	212.6	235.4	49.9	885.4	396.4	207.9	201.2	57.0	862.5
Licensing	-	-	-	39.0	39.0	-	-	-	41.8	41.8
Total net revenues	$697.6	$350.6	$248.0	$94.4	$1,390.6	$709.7	$323.5	$209.1	$104.8	$1,347.1

RALPH LAUREN CORPORATION
Global Retail Store Network

	June 30,	July 1,
	2018	2017

North America
Ralph Lauren Stores	42	44
Polo Factory Stores	178	172
Total Directly Operated Stores	220	216
Concessions	2	1

Europe
Ralph Lauren Stores	20	20
Polo Factory Stores	63	62
Total Directly Operated Stores	83	82
Concessions	25	31

Asia
Ralph Lauren Stores	53	42
Polo Factory Stores	54	48
Total Directly Operated Stores	107	90
Concessions	604	591

Other
Club Monaco Stores	74	79
Club Monaco Concessions	2	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	115	106
Polo Factory Stores	295	282
Club Monaco Stores	74	79
Total Directly Operated Stores	484	467
Concessions	633	625

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	88	105
Club Monaco Licensed Stores	59	59
Total Licensed Stores	147	164
Licensed Concessions	132	99

 RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	June 30, 2018
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,390.6	$-	$1,390.6
Gross profit	895.7	-	895.7
Gross profit margin	64.4%		64.4%
Total other operating expenses, net	(765.6)	23.7	(741.9)
Operating expense margin	55.1%		53.3%
Operating income	130.1	23.7	153.8
Operating margin	9.4%		11.1%
Income before income taxes	132.9	23.7	156.6
Income tax provision	(23.9)	(4.8)	(28.7)
Effective tax rate	18.0%		18.3%
Net income	$109.0	$18.9	$127.9
Net income per diluted share	$1.31		$1.54
Weighted average shares outstanding - Diluted	83.3		83.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$159.9	$-	$159.9
Operating margin	22.9%		22.9%
Europe	73.9	0.2	74.1
Operating margin	21.1%		21.1%
Asia	42.7	0.2	42.9
Operating margin	17.2%		17.3%
Other non-reportable segments	30.8	0.8	31.6
Operating margin	32.7%		33.5%
Unallocated corporate expenses and restructuring and other charges, net	(177.2)	22.5	(154.7)
Total operating income	$130.1	$23.7	$153.8

	Three Months Ended
	July 1, 2017
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$1,347.1	$-	$1,347.1
Gross profit	851.2	0.7	851.9
Gross profit margin	63.2%		63.2%
Total other operating expenses, net	(760.9)	46.5	(714.4)
Operating expense margin	(56.5%)		53.0%
Operating income	90.3	47.2	137.5
Operating margin	6.7%		10.2%
Income before income taxes	86.8	47.2	134.0
Income tax provision	(27.3)	(15.6)	(42.9)
Effective tax rate	31.4%		32.0%
Net income	$59.5	$31.6	$91.1
Net income per diluted share	$0.72		$1.11
Weighted average shares outstanding - Basic	81.6		81.6
Weighted average shares outstanding - Diluted	82.5		82.5
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$150.5	$1.3	$151.8
Operating margin	21.2%		21.4%
Europe	67.1	1.2	68.3
Operating margin	20.7%		21.1%
Asia	30.2	0.1	30.3
Operating margin	14.4%		14.5%
Other non-reportable segments	33.0	0.1	33.1
Operating margin	31.5%		31.5%
Unallocated corporate expenses and restructuring and other charges, net	(190.5)	44.5	(146.0)
Total operating income	$90.3	$47.2	$137.5

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations.  Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended June 30, 2018 include (i) charges of $16.0 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; and (ii) other charges of $7.7 million primarily related to its customs audit and depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City.

(c)
Adjustments for the three months ended July 1, 2017 include (i) charges of $37.0 million recorded in connection with the Way Forward Plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; and (ii) other charges of $10.2 million primarily related to the departure of Mr. Stefan Larsson and depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company’s full year Fiscal 2019 and second quarter Fiscal 2019 guidance excludes certain anticipated restructuring-related and other one-time charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our restructuring plans, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its long-term financial outlook. Specifically, the Company’s long-term financial outlook excludes estimated pretax charges of approximately $95 million related to its Way Forward Plan and approximately $90 million to $140 million related to its Fiscal 2019 Restructuring Plan.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Lindsay Knoll, 212-650-4401
rl-press@ralphlauren.com